AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this "Agreement") is entered into as of the 28th day of November 2001, by and among JUPITER ENTERPRISES, INC., a Nevada corporation ("JPEN"), BEIJING MINGHE-HAN SCIENCE AND TECHNOLOGY CO., LTD., a company organized under the laws of the People's Republic of China ("MHST"), and the two shareholders of MHST identified on the signature page hereto ("MHST Shareholders").

RECITALS

WHEREAS, MHST Shareholders own 100% of the issued and outstanding common stock of MHST; and

WHEREAS, JPEN desires to acquire all of the issued and outstanding common stock of MHST owned by MHST Shareholders, and MHST Shareholders desire to exchange all of their shares of common stock in MHST for an aggregate of 10,000,000 pre-split (30,000,000 post-split) shares of JPEN restricted common stock.

WHEREAS, as a result of the above-referenced transactions, JPEN will own 100% of the outstanding stock of MHST, MHST will be a wholly-owned subsidiary of JPEN, and the former MHST shareholders will own approximately 77% of the outstanding shares of JPEN common stock.

WHEREAS, the parties desire that upon execution of this Agreement, Curtis Mearns, Tanis Cornwall and Ron Birch shall resign as officers and/or directors of JPEN.

NOW, THEREFORE, for and in consideration of the mutual covenants and representations and warranties contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, JPEN, MHST and MHST Shareholders agree as follows:

1. The Acquisition.

1.1 Acquisition. At the Closing (as defined in section 3, below), JPEN shall acquire from MHST Shareholders and MHST Shareholders shall sell, transfer, assign and convey to JPEN 100% of all the issued and outstanding shares of common stock of MHST (the "MHST Shares"), in exchange for 10,000,000 pre-split shares of JPEN's common stock (the "JPEN Shares"). JPEN shall cause to be issued 10,000,000 pre-split shares to MHST Shareholders immediately upon execution of this Agreement. A resolution signed by the current Board of Directors approving this Agreement and authorizing the issuance of said stock is attached as Exhibit A. The JPEN Shares to be issued to MHST Shareholders shall have the rights, restrictions and privileges set forth in JPEN's Articles of Incorporation and in the stock certificates therefor. Upon the Closing, MHST shall become a wholly-owned subsidiary of JPEN.

1.2 Taxes. It is the intent of the parties that this reorganization will constitute a tax-free reorganization within the meaning of 61: Section 368(a) of the Internal Revenue Code of 1986, as amended. Each party shall be responsible for and shall pay any and all taxes, charges or fees attributable to such party, including individual state and federal income taxes, arising out of, or by reason of, the exchange of JPEN Shares for the MHST Shares, or otherwise in connection with the transactions contemplated hereby. Each party hereto represents and warrants that it has relied solely on the opinions or advice of its own professional advisors with respect to the tax consequences of this transaction, if any, and has not relied on the opinions or advice of the other parties or its professional advisors in any way with respect to the tax consequences of this transaction.

2. Change in Management of JPEN

2.1 Change in Management of JPEN.

(a) By execution of this Agreement, Curtis Mearns hereby resigns as the President and a director of JPEN, Tanis Cornwall resigns as the Secretary, Treasurer and a director of JPEN, Ron Birch resigns as a director of JPEN and the persons identified below are hereby appointed to serve as the officers and directors of JPEN until their successors are duly elected at the next meeting of shareholders (hereafter identified as the "MHST Management Team"):

Name Position with JPEN

Yin Mingshan Chief Executive Officer, Chairman and Director

Michael A.J. Harrop President, Secretary and Director

Alexander Chen Treasurer and Director

2.2 Forward Split of JPEN Common Stock. The parties hereto contemplate that, following issuance of the JPEN Shares hereunder, the MHST Management Team will take the necessary corporate action to complete a 3-for-1 forward-split of JPEN's issued and outstanding common stock.

2.3 Change in Control. The parties contemplate that JPEN will file a current report on Form 8-K within 5 days following execution of this Agreement to report the change in control, the acquisition of assets and the resignation of the Board of Directors resulting from the transaction.

3. Closing. The closing of the reorganization and the transactions contemplated in this Agreement (the "Closing") shall be deemed to take place upon execution of this Agreement by all of the parties hereto, whereupon the MHST Shareholders shall be deemed to have accepted delivery of the certificates of JPEN Shares to be issued in their names, and in connection therewith, shall make delivery of their MHST Shares to JPEN.

3.1 Delivery of Shares. Upon execution of this Agreement, MHST Shareholders shall deliver their respective certificates and/or other documents representing the MHST Shares duly endorsed in blank, free and clear of all claims and encumbrances, to JPEN, and JPEN shall issue and deliver the JPEN Shares to the MHST Shareholders. The JPEN Shares shall be duly issued in the name of the MHST Shareholders, and shall be duly recorded on the books and records of JPEN. The names of the MHST Shareholders and their respective addresses, and the number of shares that will be issued to each respective MHST Shareholder is set forth on the signature page hereto.

3.2 Closing Requirements. Subsequent to Closing, each of the parties shall execute and deliver such instruments and documents and take such other actions as may, in the reasonable opinion of counsel for each, be required to complete the transactions under this Agreement. It is contemplated that within ten (10) business days after the date of this Agreement, the following documents shall have been delivered and the following activities shall have taken place, all of which shall be deemed to have occurred contemporaneously at the Closing:

the securities to be delivered pursuant to section 3.1 have been delivered to the respective parties, duly endorsed or issued as the case may be;

delivery of all corporate records of JPEN to the MHST Management Team, including without limitation, corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended to the Closing), stock books, stock transfer books, corporate seals, contracts, licenses and sub-licenses, non-disclosure and confidentiality agreements, and such other corporate books and records as may be reasonably requested;

copies of resolutions by MHST's Board of Directors authorizing this Agreement;

copies of resolutions by JPEN's Board of Directors authorizing this Agreement; and

the parties hereto have signed and delivered such other instruments and documents, if any, relating to and effecting the transactions contemplated herein.

4. Representations of MHST Shareholders and MHST. MHST Shareholders and MHST hereby represent and warrant that effective this date, the representations and warranties listed below are true and correct:

4.1 Organization. MHST is a company duly organized, validly existing and in good standing under the Company Law of the People's Republic of China, with full power and authority to own and use its properties and conduct its business as presently conducted by it. MHST shall furnish JPEN with a copy of its Articles of Association, including all amendments thereto. Such copies are true, correct and complete and contain all amendments through the date hereof, which, together with this Agreement, are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

4.2 Capitalization. 100% of the issued and outstanding shares of MHST are duly and validly authorized and issued and are fully paid and nonassessable. MHST does not have outstanding any other security convertible into, or any warrant, option or other right to subscribe for or acquire any equity interest in MHST.

4.3 Authority. MHST has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by MHST and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of Association, as amended, or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which MHST is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of MHST, considered as a whole. MHST has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of MHST and MHST Shareholders enforceable against them in accordance with its terms.

4.4 MHST Shareholders. MHST Shareholders are the owners of 100% of the issued and outstanding common stock of MHST. Such MHST Shares are free and clear from any security interests, claims, liens, or other encumbrances and MHST Shareholders have the unqualified right to transfer and dispose of their MHST Shares.

4.5 Due Diligence. MHST shall furnish to JPEN copies of all documents requested by JPEN. No due diligence investigations undertaken by JPEN shall in any event relieve MHST or MHST Shareholders of their responsibilities for the accuracy and completeness of any representation or warranty of MHST or of MHST Shareholders contained herein or the performance of any covenant or agreement of MHST or of MHST Shareholders contained herein.

4.6 Approvals and Consent. No approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by MHST and MHST Shareholders of their obligations under this Agreement and their respective performance of the transactions contemplated hereby.

4.7 Undisclosed Liabilities. MHST has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, except as disclosed on the audited financial statements to be provided and those incurred in or as a result of the ordinary course of business of MHST subsequent to the date of the financial statements.

4.8 Assets. The assets of MHST have been acquired in bona fide transactions, fully supported by appropriate instruments of assignment, sale, or transfer, where appropriate, and are offset by no liabilities or contingencies, contractual or otherwise, except as indicated in its financial statements.

4.9 Litigation. MHST is not involved in any pending litigation or governmental investigation or proceeding and, to the best knowledge of MHST and MHST Shareholders, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against MHST, its shareholders or properties.

4.10 Applicable Laws. MHST has complied with all applicable laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

4.11 Taxes. MHST has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the date of this Agreement, including any employment related taxes and withholdings, and MHST, to the best of its knowledge, is not subject to a tax audit by any federal, state or local tax authority and its properties are not subject to any tax liens.

4.12 Breach of Contracts. MHST has not breached, nor is there any pending or threatened claims or any legal basis for a claim that MHST has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which MHST is subject.

4.13 MHST Disclosure. At the date of this Agreement, MHST has disclosed all events, conditions and facts materially affecting the business and prospects of MHST. MHST has not withheld disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of MHST.

4.14 Shareholder Disclosure. MHST Shareholders hereby represent that the materials prepared and delivered by JPEN to MHST Shareholders will have been read and understood by MHST Shareholders, that each is familiar with the business of JPEN, that each is acquiring the JPEN Shares under Section 4(2) of the Securities Act of 1933, (the "Act"), commonly known as the private offering exemption, and that the shares are restricted and may not be resold, except if duly registered or transferred in reliance upon an exemption under the Act.

5. Representations of JPEN. JPEN hereby represents and warrants that effective this date, the representations and warranties listed below are true and correct:

5.1 Organization. JPEN is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to own and use its properties and conduct its business as presently conducted by it. JPEN is duly qualified and in good standing to do business as a foreign corporation in any other jurisdiction where failure to so qualify would have a material adverse effect on its business or assets. JPEN has made available to MHST Shareholders copies of the Articles of Incorporation and the Bylaws of JPEN, including all amendments thereto. Such copies are true, correct and complete and contain all amendments through the date hereof, together with this Agreement, which are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

5.2 Capitalization. The authorized stock of JPEN consists of (a) 100,000,000 shares of common stock, par value $0.001 per share, 3,042,000 of which are issued and outstanding. At the time of their issuance and delivery pursuant to this Agreement, all JPEN Shares to be issued pursuant to the terms hereof shall be duly and validly authorized and issued, fully paid and nonassessable. JPEN does not have outstanding any security convertible into, or any warrant, option or other right to subscribe for or acquire any shares of stock of JPEN; nor is JPEN under any obligation, whether written or oral, to issue any of its securities.

5.3 Authority. JPEN has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by JPEN and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of Incorporation, as amended, or Bylaws of JPEN or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which JPEN is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of JPEN, considered as a whole. JPEN has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of JPEN enforceable against it in accordance with its terms.

5.4 Due Diligence. JPEN has furnished to MHST Shareholders copies of all documents requested by MHST Shareholders. No due diligence investigations undertaken by MHST Shareholders shall in any event relieve JPEN or its current officers and directors of their responsibilities for the accuracy and completeness of any representation or warranty of JPEN contained herein or the performance of any covenant or agreement of JPEN contained herein.

5.5 Approvals and Consent. No approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by JPEN of its obligations under this Agreement and its performance of the transactions contemplated hereby, except that certain governmental agencies must be notified of the occurrence of the forward split of the shares, and of the change in control of JPEN, as stated in Section 2.3 above.

5.6 Litigation. JPEN is not involved in any pending litigation or governmental investigation or proceeding and, to the best knowledge of JPEN, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against JPEN, its shareholders or properties.

5.7 Applicable Laws. JPEN has complied with all state, federal and local laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

5.8 Breach of Contracts. JPEN has not breached, nor is there any pending or threatened claims or any legal basis for a claim that JPEN has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which JPEN is subject.

5.9 Taxes. JPEN has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the date of this Agreement, including any employment related taxes and withholdings, and JPEN, to the best of its knowledge, is not subject to a tax audit by any federal, state or local tax authority and its properties are not subject to any tax liens. JPEN will cause to be filed or prepared, as applicable, by the date of this Agreement, all federal, state, county and local income, excise, property and other tax returns, forms, or reports, which are due or required to be filed by it prior to the date of this Agreement.

5.10 JPEN Disclosure. At the date of this Agreement, JPEN has disclosed all events, conditions and facts materially affecting the business and prospects of JPEN. JPEN has not withheld disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of JPEN.

5.11 Undisclosed Liabilities. Except as disclosed in its periodic reports filed with the U.S. Securities & Exchange Commission (the "SEC"), JPEN has no material liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise.

5.12 SEC Reporting. JPEN is current in its requirements to file periodic reports with the SEC. JPEN will use its best efforts to remain current in its periodic reports required to be filed with the SEC.

6. Audit.

6.1 Audit of MHST Financial Statements. MHST shall obtain and deliver to JPEN an audit of MHST financial statements and any other financial statements which may be required by Regulations S-X or S-B for purposes of complying with the Securities Act of 1933 and the Securities Exchange Act of 1934. JPEN shall assist MHST and its auditors as reasonably requested.

7. Mutual Covenants of the Parties. JPEN, MHST and MHST Shareholders each covenant and agree to execute any further documents or agreements and to take any further acts that may be reasonably necessary to effect the transactions contemplated hereunder, including, but not limited to, obtaining any consents or approvals of any third-party required to be obtained to consummate the transactions contemplated by this Agreement.

8. Restrictions on Transfer of Shares. The parties hereto acknowledge that all securities transferred and/or issued in connection with the transactions contemplated hereby are restricted as to transfer and the certificates therefore shall bear legends to such effect and no transfer of any shares may be effected, except pursuant to an effective registration statement prepared and filed pursuant to the Act or pursuant to an exemption from registration thereunder, as evidenced by an opinion of counsel or as otherwise allowed under the laws of descent and distribution.

9. Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two (2) years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

10. Miscellaneous.

10.1 Undertakings and Further Assurances. At any time, and from time to time, hereafter, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

10.2 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

10.3 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and will be effective when hand-delivered or upon delivery if sent by commercial courier service such as Federal Express or Airborne or on the day of delivery or first attempted delivery if sent by first class, postage prepaid, certified United States mail, return receipt requested (whether or not the return receipt is subsequently received), and addressed by the sender to the addresses as designated below:

JPEN:                                                      MHST & Shareholders:

Mezzanine 2, 601 West Broadway             8th Floor, No. 8 Huixin East Road

Vancouver, B.C. V5Z 4C2                         Chaoyang District, Beijing, P.R.C. 100029

10.4 Headings. The paragraph and subparagraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 Governing Law. This Agreement shall be governed by the laws of the State of Nevada.

10.6 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns. This Agreement shall not be assigned by any party hereto, except upon the consent, in writing, of the other parties hereto.

10.7 Entire Agreement. This Agreement, including any documents delivered pursuant to the terms hereof, is the entire agreement of the parties covering everything agreed upon or understood with respect to the transactions contemplated hereby and supersedes all prior agreements, covenants, representations or warranties, whether written or oral, by any party hereto. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

10.8 Time. Time is of the essence. The parties each agree to proceed promptly and in good faith to consummate the transactions contemplated herein.

10.9 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and obtaining any necessary regulatory approvals, including, without limitation, all fees and expenses of its respective counsel.

10.10 Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

10.11 Counterparts and Facsimile Signatures. This Agreement and any exhibits, attachments, or documents ancillary hereto, may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

[SIGNATURE PAGE FOLLOWS]

JUPITER ENTERPRISES, INC.

/s/ Curtis Mearns

Curtis Mearns, President and Director

/s/ Tanis Cornwall

Tanis Cornwall, Secretary, Treasurer and Director

/s/ Ron Birch

Ron Birch, Director

BEIJING MINGHE-HAN SCIENCE AND TECHNOLOGY CO., LTD.

By:  /s/

Its:    Chairman

MHST SHAREHOLDERS:

/s/ Yin Mingshan

Yin Mingshan

No. of JPEN shares to be issued: 5,000,000

Address: 8th Floor, No. 8 Huixin East Road

Chaoyang District, Beijing, P.R.C. 100029

HAN FAMILY TRUST

By: /s/ Trustee

Its:________________________

No. of JPEN shares to be issued: 5,000,000

Address: 8th Floor, No. 8 Huixin East Road

Chaoyang District, Beijing, P.R.C. 100029